Exhibit 99.1

     Warwick Valley Telephone Company (Nasdaq: WWVY; the “Company”) announced today that on May 11, 2005 it had filed a notification on Form 12b-25 of its inability to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 by the prescribed filing deadline without unreasonable effort or expense. Because it must refer to the Company’s financial condition as of December 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter end March 31, 2005 cannot be filed until after the filing of its Annual Report on Form 10-K for the year ended December 31, 2004. As previously reported in the Company’s Form 12b-25 filing on May 11, 2005, the filing of the Annual Report on Form 10-K for the year ended December 31, 2004 has been delayed despite the extensive effort on the part of management to complete their evaluation of the Company’s internal control over financial reporting as of December 31, 2004 as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management continues to devote significant time, effort and expense in preparing its financial statements for the year ended December 31, 2004 and performing its evaluation of internal control over financial reporting as of December 31, 2004. However, due to the continued redirection of personnel and resources in connection with the ongoing efforts to complete management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, the Company is still in the process of finalizing its financial statements for both the Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The Company currently expects the Annual Report to be filed in July; the Quarterly Report on Form 10-Q will be filed shortly thereafter.

     CoBank, the lender under the Company’s major credit facility, has given the Company a waiver from the default which resulted from the Company’s delay in filing audited financial statements for the year ended December 31, 2004. The waiver is effective through June 1, 2005. However, based on our progress to date, we do not expect to file audited statements for the year ended December 31, 2004 until after June 1, 2005. Accordingly, the Company intends to seek an extension of the waiver. If the waiver is not further extended, CoBank could declare an Event of Default that could accelerate the maturity of all amounts then outstanding and then seek to collect those amounts. Also, in connection with the previously disclosed notice from the Nasdaq concerning the potential delisting of the Company, the Company met with a Nasdaq hearing panel on May 5, 2005. The outcome from the hearing is currently pending.

     As previously reported in the Company’s Form 12b-25 filing on May 11, 2005, the Company has identified certain material weaknesses in the design and operating effectiveness of internal control over financial reporting. Furthermore, as the Company continues with its evaluation of internal control over financial reporting as of December 31, 2004, additional control deficiencies may be identified and those control deficiencies may also represent one or more material weaknesses. The existence of one or more material weaknesses as of December 31, 2004 precludes a conclusion by management that the Company’s internal control over financial reporting was effective as of that date.

     On a year over year basis for the quarter ending March 31, 2005, total Operating Revenues are expected to decline approximately $0.3 million (-4%) to $6,690, principally due to a decrease in revenue from network access charges, circuit revenue, reciprocal compensation, and co-location rent revenues. The Company’s Operating Expense is expected to increase by approximately 1.9% (or $0.1 million) to $6,590, mostly due to increased video content costs and increased professional fees for services related to ongoing efforts to comply with Section 404 of the Sarbanes-Oxley Act. Consequently, net income is expected to decrease by $0.1 million (-7%) to $1,727. Other income for the quarter, which is derived primarily from the Company’s limited partnership interest in Orange County-Poughkeepsie LP, is expected to increase approximately $0.1 million (5%). The foregoing results are preliminary and unaudited and are subject to adjustment.